Exhibit 10-AAgg

TRADE RECEIVABLES PURCHASE FACILITY AGREEMENT

This Trade Receivables Purchase Facility Agreement (together with any amendments, supplements, restatements, replacements, substitutions, exhibits, or schedules hereto and each Obligor Letter executed in connection herewith, this “Agreement”) is made as of this 26th day of May, 2005, between TECH DATA CORPORATION, a Florida corporation, with offices at 5350 Tech Data Drive, Clearwater, Florida 33760 (“Tech Data”) and each of its wholly owned domestic subsidiaries that executes this Agreement or that executes a Supplement hereto substantially in the form of Exhibit A (Tech Data and each such subsidiary, individually, a “Company” and collectively, the “Companies”), and SUNTRUST BANK, a Georgia banking corporation (referred to herein as “SunTrust”).

RECITALS

WHEREAS, each Company solicits orders for its goods and services sold in the ordinary course of its business to customers located in the United States, which purchases by such customers are solely for their business, commercial or organizational purposes and use, and not for their personal, family or household use;

WHEREAS, each Company desires to offer to sell to SunTrust certain accounts receivable generated from the sale of such goods and services to certain of its customers which are approved by SunTrust by separate letter agreement, and SunTrust desires to purchase certain of such accounts receivable in accordance with the terms of this Agreement and in strict reliance upon the warranties, representations, covenants and indemnities of the Companies hereunder; and

WHEREAS, the parties are entering into this Agreement to set forth the terms and conditions governing all such sales and purchases of such accounts receivable, and all related transactions contemplated hereby;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Definitions.

In addition to the other terms defined in this Agreement, the following terms whenever used in this Agreement shall have the respective meanings herein specified (such meanings to be equally applicable to both the singular and plural forms of such defined terms):

“Actions” shall mean any Commercial Dispute or any demand, suit, legal action or proceeding, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise.

“Adjustment(s)” means, with respect to each Eligible Receivable offered for purchase, as of each Purchase Date, the aggregate of:

(i) all discounts and allowances to which each Obligor would be entitled if it made full payment on such Eligible Receivable on the most expeditious basis or in the shortest term or satisfied any other conditions or requirements for such discounts and allowances;

(ii) all returns, replacements and credits relating to or regarding such Eligible Receivable, known at the Purchase Date; and

(iii) all partial payments received or collected on or prior to any date of determination of such Adjustment with respect to the Eligible Receivables.

“Affiliate” of a party shall mean any entity that is owned by, owns or is under common control with such party or its ultimate parent.

“Applicable Margin” shall be determined based on the S&P Rating for each Obligor or any Guarantor therefor as set forth in such Obligor Letter for each Obligor.

“Bankruptcy Exception” shall mean, in respect of any agreement, contract or commitment, any limitation thereon with respect to enforceability imposed by any bankruptcy, conservatorship, receivership, insolvency, moratorium, or similar laws affecting creditors’ rights generally, and any limitation imposed on the remedies of specific performance and injunction and other forms of equitable relief applied at the discretion of the court before which any proceedings therefor may be brought.

“Books and Records” shall mean any Company’s books and records relating to its Receivables, including all Eligible Receivables offered for purchase by SunTrust and all Purchased Receivables, and all associated Invoices and all related documents and information.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia, are authorized or required by law to close.

“Change of Control” shall have the meaning given to such term in the Credit Agreement.

“Collections” shall refer to all monies collected with respect to the Purchased Receivables.

“Commercial Dispute” shall mean (i) any returns, replacements, chargebacks, credits and any other Adjustments relating to any Purchased Receivable, (ii) any disputes or claims (including, without limitation, any dispute alleged as to price, invoice terms, quantity, or quality, breach of contract, warranty, representation, or covenant by any Company in respect of any Purchased Receivable, or late or wrongful delivery and related claims of release from liability, counterclaim or any alleged claim of deduction, offset, set-off, recoupment, counterclaim or otherwise) arising out of, or in connection with, all or any portion of a Purchased Receivable or any other transaction related thereto, or (iii) non-payment, in whole or in part, within one hundred twenty (120) days past the Due Date for such Purchased Receivable for any other reason or cause other than Financial Inability to Pay.

“Company Guaranty” shall mean the agreement of each Company to guaranty the payment and performance of the obligations of each other Company pursuant to this Agreement under the provisions of Section 14.

“Confidential Information” shall mean confidential or proprietary information about any party, including but not limited to such party’s marketing philosophy and objectives, competitive advantages and disadvantages, pricing, accountholder and customer names and addresses, financial results, systems (including computer systems, owned or licensed software, and systems’ screens, capabilities, outputs and functions), operating procedures, manuals and practices, sales volume(s), Goods mix or other information regarding the business or affairs of each party and its Affiliates, which such party reasonably identifies to the other party in writing as being confidential and/or proprietary; provided, however, that in no event shall “Confidential Information” constitute information of one party (the “first party”): (i) known to the other party prior to the commencement of discussions between the parties hereto leading up to the execution of this Agreement and from a source other than the first party hereto, free of any obligation to keep it confidential; (ii) in the public domain or made available publicly on a non-confidential basis from a third party source other than through disclosure known to the other party to be unauthorized; or (iii) independently developed by or lawfully known to such other party prior to the date of disclosure of such information by the first party hereto.

“Control Agreement” shall mean a deposit account control agreement or a blocked account agreement in form and substance satisfactory to SunTrust with respect to each SunTrust Deposit Account by and among SunTrust, each Company, and the financial institution with which each SunTrust Deposit Account is maintained.

“Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement dated as of March 7, 2005, by and among Tech Data Corporation, Bank of America, N.A., as Administrative Agent, and the Lenders party thereto as amended or replaced from time to time.

“Credit and Collection Policies and Procedures” shall mean those credit and collection policies and procedures delivered and certified to SunTrust by Tech Data as of the date of this Agreement.

“Default” shall mean any event or condition that constitutes an Event of Default or that with the giving of any required notice or lapse of time or both would become an Event of Default.

“Dilution” shall mean, for any Period, the aggregate amount of all Purchased Receivables not paid when due by the Obligors for any reason other than their respective Financial Inability to Pay.

“Discount Percentage” shall mean the percentage calculated as set forth in Schedule 2.

“Dollar” or “$” shall refer to the lawful currency of the United States of America.

“Due Date” shall mean the date indicated on the Invoice for any Receivable as the date when final payment in full is due to be made with respect to such Receivable.

“Eligible Receivables” shall mean Receivables that meet the following eligibility criteria:

Obligors on such Receivables at the time of purchase must:

not have (i) filed a petition for relief, or have filed against them a petition under federal, state or foreign bankruptcy law or statute or any other similar Laws, including, but not by way of limitation, any relief sought for or against any Obligor under Laws dealing with or relating to receivership, insolvency, conservatorship, moratorium, reorganization, arrangement, dissolution or liquidation or the inability to pay its debts; (ii) had appointed a custodian, receiver, liquidator, trustee or sequestrator or similar official relative to any part of its assets; (iii) made an assignment for the benefit of its creditors or admitted in writing its inability, or be generally unable, to pay its debts as such debts become due; or (iv) dissolved or taken steps to dissolve (other than pursuant to a consolidation, amalgamation, merger or corporate reorganization) or wind up its business; provided, however, that an Obligor may be approved in advance by SunTrust notwithstanding the application of this subsection (a);

not be the subject of any threatened or pending Actions (other than Commercial Disputes arising in the ordinary course of business which alone or in the aggregate do not constitute a material portion of the Receivables) asserted by or against any Company or SunTrust or have caused any loss on the part of any Company or SunTrust as a result of any fraud; and

satisfy the applicable requirements set forth in the Obligor Letter for such Obligor; and

Receivables at the time of purchase must:

be an “account” or “payment intangible” (within the meaning of Article 9 of the UCC), be generated from an Obligor which meets the criteria set forth in clause (1) of this definition, and arise in connection with purchases of Goods solely for business, commercial or organizational purposes and use, and not for personal, family or household use, and which transactions do not constitute consumer lending or the extension of credit by any Company to an Obligor for personal, family or household use or private consumption and not subject to any consumer protection laws;

provide for repayment in full of the unpaid balance thereof not later than ninety (90) days from the date of the applicable Invoice;

not be charged off by any Company;

not be past due;

not be subject to any security interests, liens, security filings, rights of set-off, or other claims or encumbrances against any Company;

be denominated in Dollars;

not constitute, in whole or in part, any interest, late charges or late fees or arise or stem from any progress payments, incomplete projects or partially performed services;

neither contravene any Law nor be the subject of any pending or threatened Actions;

be established pursuant to the selling Company’s policies and procedures in the ordinary course of business;

be Receivables for which the selling Company is in possession of the related contract file;

be Receivables for which SunTrust’s ownership interest in such Receivables is perfected under the UCC and other applicable laws;

be Receivables that are in full force and effect and as to which the selling Company shall have performed all of its obligations and requirements necessary so as to have such Receivables constitute the binding and enforceable obligation of the respective Obligors for the full amounts thereof in accordance with their respective terms and not subject to any Commercial Disputes at the time of sale thereof;

be Receivables that satisfy all applicable requirements, if any, of the Credit and Collections Policies and Procedures;

if constituting SPV Receivables, be Receivables (i) which have been repurchased by Tech Data for fair market value and in which all rights, title and interests have been transferred by the SPV to Tech Data without reservation of any rights or interest, (ii) for which each other party claiming an interest therein has executed a release of all of its rights, title and interests therein (including a release in respect of any UCC financing statement of record with respect thereto), and (iii) as to which SunTrust has received such other documentation, consents, and certificates as it shall reasonably request, all of which shall be in form and substance satisfactory to SunTrust; and be Receivables documented consistently with the selling Company’s standard administration and documentation policies and procedures.

“Event of Default” shall have the meaning set forth in Section 10.1.

“Fee Letter” shall mean that certain letter agreement of even date herewith by and between SunTrust and Tech Data.

“Financial Inability to Pay” shall mean the failure of any Obligor to make a payment with respect to any Purchased Receivable as a consequence of the Obligor: (1) instituting a proceeding seeking a judgment of insolvency or bankruptcy or other similar relief under any bankruptcy or insolvency law, (2) having instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or other similar relief under any bankruptcy or insolvency law, which proceeding results in a judgment of insolvency or bankruptcy or the entry of an order for relief or for the making of an order for its winding-up or liquidation, or such proceeding is not dismissed, discharged or stayed within ninety (90) days following the institution thereof, or (3) becoming subject to the appointment of a receiver, trustee, custodian, or other similar official for it or for all or substantially all of its assets and as a result thereof the Obligor is no longer paying its debts generally as they become due.

“Goods” shall mean goods or services sold in the ordinary course of business by a Company to an Obligor, which purchases are solely for business, commercial or organizational purposes and use, and not for personal, family or household use.

“Guarantor” shall mean the guarantor who is obligated under a Guaranty.

“Guaranty” shall mean any guaranty required under the terms of the Obligor Letter with respect to an Obligor, pursuant to which the Guarantor thereunder agrees to guaranty the payment and performance of the obligations of such Obligor to the Companies, or any of them, and which is either in favor of SunTrust or is assignable to SunTrust without notice or consent of such guarantor and which is in form and substance satisfactory to SunTrust, as the same may be amended, supplemented and restated from time to time.

“Initial Discount Percentage” shall have the meaning set forth in Schedule 2 attached hereto.

“Initial Purchase Date” shall mean May 31, 2005.

“Initial Term” shall mean the period beginning on the date of this Agreement and continuing for 364 days, unless this Agreement is sooner terminated as provided herein.

“Invoice Amount” means, as of each Purchase Date, the total dollar amount relating to each Eligible Receivable to be purchased by SunTrust as set forth on the applicable Invoices.

“Invoices” shall mean all sales and purchase orders, invoices, bills of lading and other contractual rights relating to Receivables generated by the bona fide sale of Goods to the respective Obligors.

“Laws” shall mean all applicable federal, state and local laws, rules and regulations, including, but not limited to, all statutes, laws, rules, regulations, ordinances, codes, orders, decisions, injunctions, judgments, and decrees of any governmental, judicial or administrative authority.

“LIBOR” shall mean, for any applicable Period, that rate per annum which is equal to the quotient of:

(i) the rate per annum equal to the offered rate for deposits in Dollars of amounts comparable to the principal amount of Purchased Receivables outstanding pursuant to this Agreement offered for a term of one month, which rate appears on the display designated as Page 3750 on the Dow Jones Markets Service (or such other page on that service or such other service designated by the British Bankers’ Association for the display of such Association’s Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the first Business Day of such Period or if such Page 3750 is unavailable for any reason at such time, the rate which appears on the Reuters Screen ISDA Page as of such date and such time; provided, that if SunTrust determines that the relevant foregoing sources are unavailable for the relevant Period, LIBOR shall mean the rate of interest determined by SunTrust to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to United States money center banks in the London interbank market as of 11:00 a.m. (London, England time) on the first Business Day of such Period; and

(ii) a percentage equal to 1.00 minus the stated maximum rate of all reserve requirements (expressed as a decimal) as specified in Regulation D of the Board of Governors of the Federal Reserve System then applicable to SunTrust (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that would be applicable on the first Business Day of the relevant Period during which LIBOR is to be applicable to eurocurrency liabilities in an amount substantially equal to the principal amount of the Purchased Receivables outstanding pursuant to this Agreement and with a maturity date as of the last day of the relevant Period, all as reasonably determined by SunTrust, such sum to be rounded up to the nearest whole multiple of 1/100 of 1%.

“Lien” shall mean any lien, claim, encumbrance, pledge, charge, security interest, title retention, assignment, financing statement, preference, priority or any other rights, restrictions, or interests of any kind, or inuring to the benefit or preference of any Person with respect to any asset.

“New Invoice Amounts” shall mean, in the calculation of the Discount Percentage for any Settlement Date, the aggregate amount of the Eligible Receivables being purchased by SunTrust on such Settlement Date as reflected on the Invoices for such Eligible Receivables.

“Obligor” shall mean any customer to which a Company sells Goods and which is approved as an Obligor by SunTrust by execution and delivery of an Obligor Letter.

“Obligor Letter” shall mean a separate letter agreement substantially in the form of Exhibit B pursuant to which SunTrust approves a given customer as an “Obligor” hereunder.

“Period” shall refer to the monthly period between Purchase Dates or Settlement Dates.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any governmental authority.

“Program Fee” shall mean a fee equal to the Receivables Balance on any given Settlement Date multiplied by the Program Fee Percentage on such Settlement Date.

“Program Fee Percentage” shall be the percentage calculated as set forth in Schedule 2 attached hereto.

“Purchase Date” shall mean each date on which SunTrust purchases an Eligible Receivable and the related Purchased Assets which, unless otherwise agreed, shall be a date listed on Schedule 1, as amended and supplemented from time to time.

“Purchase Price” shall mean the purchase price paid by SunTrust directly to Tech Data for the account of the selling Company in Dollars for the Receivables being purchased, which shall be in an amount computed according to the following formula:

(1.000 - Discount Percentage (expressed as a decimal))

x (Invoice Amounts - Adjustments)

“Purchased Assets” shall mean, with respect to each Eligible Receivable sold to SunTrust, all of the selling Company’s rights, title and interests in and to such Receivable (absolutely and without reservation by such Company of any ownership or other interests), including without limitation, all Invoices evidencing such Receivable and all related rights, claims, supporting obligations, remedies, benefits and other rights and interests as described in the definition of “Receivables.”

“Purchased Receivables” shall mean the Receivables that have been purchased by SunTrust from a Company pursuant to the provisions of this Agreement.

“Receivables” shall mean any account, receivable, account receivable, indebtedness, other receivable, contract right, chose in action, and general intangible arising out of and related to accounts and related inventory, chattel paper, documents and proceeds thereof, wherever located, arising out of the sale of Goods to an Obligor by any Company; all Invoices; all rights to payment of any interest, finance, returned check or late charges, if any, in respect of amounts due under any Invoices; all indebtedness and other obligations owed to such Company as a result of the sale of such Goods pursuant to the Invoice; any and all rights and remedies as to stoppage in transit, reclamation, return and repossession and rights of an unpaid seller, and all returned, reclaimed, and repossessed Goods sold or financed pursuant thereto; all rights as to any Goods or other property, contracts of indemnity, letters of credit, guaranties or sureties, (including without limitation, all Guaranties), pledges, hypothecations, mortgages, chattel mortgages, security agreements, deeds of trust, proceeds of insurance, and other collateral, liens or proceeds thereof at any time constituting supporting obligations for the Receivables; any proceeds of the foregoing; and any and all other rights, remedies, benefits and interests, both legal and equitable, to which such Company may be entitled in respect of any of the foregoing, including, but not limited to, any rights, remedies, benefits, and interests set forth in the UCC with respect to “accounts”, “payment intangibles” and “supporting obligations.”

“Receivable Adjustment” shall mean the Dollar amount which may be properly deducted from the amount due under a Purchased Receivable as the result of the settlement of a Commercial Dispute.

“Receivables Balance” means the total net outstanding balance of all Purchased Receivables previously purchased by SunTrust from a Company as of any applicable Purchase Date.

“Receivables List” shall mean a list of Eligible Receivables of Tech Data and/or any other Company submitted to SunTrust pursuant to the terms of this Agreement (which list may be in the form of hard copy, facsimile or electronic transmission) identifying such offered Eligible Receivables in a form satisfactory to SunTrust, together with a summary receivable aging report for the Eligible Receivables included on such Receivables List, and which shall include the following information regarding the Eligible Receivables:

(a) a summary of the Eligible Receivables offered to be sold by each Company on such Purchase Date;

(b) the original terms on which the Eligible Receivables offered to be sold on such Purchase Date are owed, including the Due Dates;

(c) the respective Obligors by whom they are payable;

(d) a preliminary funding summary estimating the amounts to be paid by SunTrust for such Eligible Receivables; and

(e) all other data or information otherwise requested by SunTrust in connection with such Eligible Receivables.

“Release, Reconveyance and Consent Letter” shall mean that certain letter agreement by and among Tech Data, SPV, Bank of America, National Association, as Administrative Agent, and the other parties thereto dated as of April 25, 2005 with respect to the SPV Receivables.

“Removal Letter” shall mean a letter agreement substantially in the form of Exhibit C hereto, pursuant to which a Person which is an Obligor is removed from this Agreement as an “Obligor.”

“Removed Obligor” shall mean a Person which has been an Obligor but which has been removed from this Agreement as an Obligor pursuant to the terms of a Removal Letter.

“Renewal Term” shall mean any term, after the Initial Term, for which this Agreement is extended in accordance with the provisions of Section 12.1.

“Repurchase Receivable” shall mean a Purchased Receivable which has been repurchased by the selling Company in accordance with the provisions of Section 5.3 or 5.6.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or any successor to the business of such division in the rating of securities.

“S&P Rating” shall mean the unsecured non-credit-enhanced long-term debt rating for a given Person established by S&P for such Person.

“SPV” shall mean Tech Data Finance SPV, Inc., a Delaware corporation.

“SPV Receivables” shall mean Receivables which were purchased by the SPV from Tech Data and which have been repurchased by Tech Data.

“Servicer” shall mean Tech Data, or any successor thereto, which provides the services described in Section 11.1.

“Settlement Date” shall mean each date on which the parties effectuate the settlement procedures set forth in Section 4.3, which, unless otherwise agreed, shall be a date listed on Schedule 1, as amended and supplemented from time to time.

“Settlement Date Discount Percentage” shall have the meaning set forth in Schedule 2 attached hereto.

“SunTrust Deposit Account” shall refer, individually and collectively, to any bank account established for the purpose of receiving payments and other monies and proceeds collected with respect to Receivables, which shall be subject to a Control Agreement in favor of SunTrust, in form and substance satisfactory to SunTrust.

“SunTrust Indemnitees” shall mean SunTrust and SunTrust’s affiliates, and their respective officers, employees and directors.

“Supplement” shall mean a supplement substantially in the form of Exhibit A attached hereto, executed by each Person becoming a Company hereunder and a party to this Agreement.

“Transactions” shall mean the sales and purchases of such accounts receivable, and all related transactions, contemplated by this Agreement.

“Transfer and Assignment” shall mean that certain Transfer and Assignment by and between Tech Data and SPV dated as of May 26, 2005, with respect to the SPV Receivables.

“UCC” shall mean the Uniform Commercial Code, as in effect in the applicable jurisdiction from time to time.

“Unpaid Balance” shall mean, with respect to any Receivable, the aggregate amount required to prepay in full the principal of, and all interest, finance, prepayment and other fees or charges of any kind payable in respect of, such Receivable.

“Unresolved Dispute Amount” shall mean that portion of a Purchased Receivable which is subject to a Commercial Dispute.

“Weekly Receivables Report” shall mean the reports which are required to be provided to SunTrust under Section 4.3(1).

“Weekly Sales Report” mean the reports which are required to be provided to SunTrust under Section 8.6.

Purchase and Sale of Receivables.

Each Company may from time to time offer for sale to SunTrust, and SunTrust shall, so long as no Default or Event of Default has occurred and is continuing, purchase, upon the terms and conditions contained herein, all rights, title and interests in and to Eligible Receivables, including but not limited to all Invoices relating to such Eligible Receivables. Receivables to be purchased by SunTrust shall not represent any late charges or late fees either to which any Company is contractually entitled or which have been billed to any Obligor as of any Purchase Date, and all of such amounts shall be excluded from the Receivables to be purchased by SunTrust. The aggregate amount of Purchased Receivables from all of the Companies which are outstanding at any given time shall not exceed One Hundred Fifty Million Dollars ($150,000,000.00) except as otherwise agreed by SunTrust in its sole discretion. The purchase and sale of Receivables pursuant to this Agreement shall be promptly notified to the Obligors.

Eligible Receivables to be purchased and sold will be those specified in accordance with the procedure set forth in Section 3 below, including those to be purchased on the Initial Purchase Date.

In connection with each sale of Eligible Receivables to SunTrust, each Company shall sell, transfer, and assign all of its rights, title and interests in and to such Receivables to SunTrust, absolutely and without reservation by such Company of any ownership or other interests, including without limitation, all Invoices evidencing or otherwise relating to such Receivables and Purchased Assets.

Eligible Receivables shall be sold by the Companies to SunTrust not more frequently than once each calendar month after the Initial Purchase Date unless otherwise agreed. Unless otherwise agreed by Tech Data and SunTrust, the Purchase Date for each calendar month shall be the date set forth on Schedule 1 (unless such date does not fall on a Business Day, in which event the Purchase Date shall occur on the immediately following Business Day).

Each Company shall offer for sale to SunTrust only those Receivables that are Eligible Receivables.

In addition to the other provisions of this Agreement and applicable Laws, each Company hereby assigns all of its rights under each Guaranty to SunTrust. Upon request from SunTrust, each Company will execute and deliver a written assignment of any such Guaranty in favor of SunTrust, in form and substance satisfactory to SunTrust.

Transmission of Receivables Information and Purchase Procedure.

Tech Data, on behalf of itself and each other Company offering Eligible Receivables for purchase, shall deliver to SunTrust before 2:00 p.m. (Atlanta, Georgia time) not later than three Business Days immediately preceding each proposed Purchase Date, or at mutually agreed upon intervals, a Receivables List. If agreed to by SunTrust, delivery of the Receivables List may be satisfied, in whole or in any part, through direct electronic or Internet access by SunTrust to each selling Company’s systems and databases (or that of such Company’s third party provider of Receivables services, if such access is approved by the third party provider) to view or retrieve the information specified above, at no cost to SunTrust. Each Company shall timely deliver to SunTrust, in a mutually acceptable form, all other data or information otherwise required by SunTrust in order to purchase such Eligible Receivables under this Agreement.

SunTrust shall have the right to inspect, during each Company’s normal business hours upon at least one (1) Business Day’s prior notice, and to request and obtain copies of, each Company’s Books and Records relating to Eligible Receivables.

All Books and Records maintained by each Company relating to Purchased Receivables and the collection by each Company of Purchased Receivables shall be clearly identifiable for all purposes (including audit purposes) and shall clearly reflect that all rights, title and interests in the Purchased Receivables have been sold, transferred and assigned to SunTrust. SunTrust (including its auditors, legal counsel or accountants retained by SunTrust) may inspect and request copies of such Books and Records relating to Purchased Receivables at any time at each Company’s offices during normal business hours and upon notice given at least one (1) Business Day in advance to such Company. Each Company shall (i) bear responsibility for ensuring that SunTrust has the right to inspect, obtain copies, and gain access to any such Books and Records held or maintained by any third party, and (ii) bear any loss occasioned by SunTrust’s inability to obtain access to information with respect to such Purchased Receivables from the Books and Records.

The payment for the purchase and sale of the Purchased Receivables shall occur pursuant to Section 4 hereof. The Purchase Date for each sale of Eligible Receivables shall be deemed to occur on the date SunTrust enters the purchase of such Eligible Receivables in its books and records (including entries which may be made electronically to books and records kept on SunTrust’s computer systems). If any Company fails to deliver to SunTrust any documents evidencing any of the Purchased Receivables, including documentation of the Invoice and delivery tracking numbers with respect to any such Purchased Receivables (and which each such Company shall hold as bailee for SunTrust), immediately upon request (or, in the case of documentation evidencing the actual delivery of Goods giving rise to such Eligible Receivables, as soon as practicable following such request by SunTrust, but in any event not later than 15 days following such request), then SunTrust may require such Company to repurchase such Receivables in accordance with the procedures set forth in Section 5.

Payment and Purchase Price.

The purchase of Receivables by SunTrust pursuant to this Agreement on each Purchase Date shall vest in SunTrust full legal, equitable and beneficial title in and to all Receivables purchased by SunTrust on such Purchase Date on the terms and subject to the terms and conditions of this Agreement. The entry of the purchase of such Receivables by SunTrust in its books and records shall constitute conclusive evidence of the transfer of ownership of such Receivables to SunTrust.

SunTrust shall pay the Purchase Price, as set forth in Section 4.3, to Tech Data for the account of the selling Company in Dollars for the Receivables being purchased. Tech Data shall, on behalf of each of the Companies, pay the Program Fee directly to SunTrust in Dollars, as set forth in Section 4.3 when the amount of Eligible Receivables offered by all Companies for sale to SunTrust is less than Two Hundred Fifty Thousand Dollars ($250,000) and on any Settlement Date when no Eligible Receivables are offered by any Company for sale to SunTrust hereunder.

The parties are to adhere to the following settlement procedures, unless otherwise agreed by SunTrust, for so long as this Agreement remains in effect or any Receivables Balance remains outstanding, as follows with respect to the Purchase Price, Program Fee, Repurchase Receivables, and Commercial Disputes:

The Servicer shall provide to SunTrust on a weekly basis (or at such times as otherwise requested by SunTrust) an accounts aging trial balance report in such form and with such detail as approved by SunTrust, for all Purchased Receivables, and the Servicer and each of the Companies shall provide to SunTrust any other reporting reasonably requested by SunTrust.

The Servicer shall pay to SunTrust on or before each Settlement Date all amounts the Servicer has collected (including any proceeds of credit insurance received in respect of any Purchased Receivables) since the preceding Settlement Date on account of Purchased Receivables or otherwise for the benefit of SunTrust, the Program Fee, if any, and all amounts otherwise owed by any Company to SunTrust as of such Settlement Date.

Each Company shall identify and hold in trust for SunTrust all amounts remitted or paid to such Company, if any, on account of Purchased Receivables from such Company as the property of SunTrust (including any proceeds of credit insurance received in respect of any Purchased Receivables), and shall immediately deposit all such funds in the SunTrust Deposit Account from time to time, subject to reconciliation on each subsequent Settlement Date.

The obligations owed by the parties to one another as of each Settlement Date shall be netted against one another. All payments to be made by SunTrust to any Company or by any Company to SunTrust hereunder shall be made in Dollars in same day funds in time to be credited in accordance with normal banking procedures on the day when such payment is due and payable in accordance with the most current written wire instructions previously provided by one party to the other party.

Whenever any payment to be made by one party to the other shall become due on a day other than a Business Day, payment shall be due on the immediately following Business Day, including as provided in Section 2.4.

Risk of Loss.

Except as specified herein below, SunTrust is assuming the risk of loss or non-payment, relative to Purchased Receivables, which is due solely to the respective Obligors’ Financial Inability to Pay on the date payment is due. Each Company retains all risk of loss or non-payment due in whole or in part to any Commercial Dispute.

If an Obligor does not pay all or any portion of a Purchased Receivable when such Purchased Receivable is due and payable on account of a Commercial Dispute (other than on account of a Commercial Dispute described in clause (iii) of the definition of “Commercial Dispute”), the selling Company may attempt to resolve with such Obligor the non-payment during the sixty (60) day period immediately following the earlier of (i) the date such Company became aware of the Commercial Dispute, and (ii) the Due Date for such Purchased Receivable. The selling Company shall notify SunTrust of any settlement of Commercial Disputes known to it after reasonable investigation and the applicable Receivable Adjustments, if any. The selling Company shall pay to SunTrust the amount of any such Receivable Adjustment in Dollars on the next Settlement Date. In the event that such Company pays SunTrust the Receivable Adjustment and SunTrust receives payment in full of the remaining unpaid portion of such Purchased Receivable, then any further payments received by SunTrust on such Purchased Receivable (but not to exceed the amount of Receivable Adjustment actually paid by such Company to SunTrust) shall be remitted to such Company and such Receivable Adjustment shall not be considered as an Adjustment for any further purpose under this Agreement. SunTrust shall have no duty to investigate the bona fide nature or the validity of any Commercial Dispute.

If a Purchased Receivable subject to a Commercial Dispute (other than a Commercial Dispute limited to the type described in clause (iii) of the definition of “Commercial Dispute”) has been outstanding for more than sixty (60) days past the applicable Due Date, then SunTrust may require the selling Company to repurchase the Unresolved Dispute Amount. For Commercial Disputes limited to the type described in clause (iii) of the definition of “Commercial Dispute”, SunTrust may require the selling Company to repurchase the Unresolved Dispute Amount after it has been outstanding for more than one hundred twenty (120) days past the Due Date. Subject to this Section 5.3, such Company shall repay SunTrust the Unresolved

Dispute Amount in Dollars on the next Settlement Date and upon such repurchase such Unresolved Dispute Amount shall not be considered as an Adjustment for any further purpose under this Agreement. If the Unresolved Dispute Amount is paid by such Company, and SunTrust receives further payments of the remaining unpaid portion of such Purchased Receivable which, combined with the Unresolved Dispute Amount paid by such Company to SunTrust for such Purchased Receivable, equal to or exceeds the Invoice Amount (less applicable Adjustments) with respect to such Purchased Receivable, then further payments received by SunTrust on such Purchased Receivable (but not to exceed the Unresolved Dispute Amount actually paid by such Company to SunTrust) shall be remitted to such Company or to Tech Data on behalf of such Company. If the entire Purchased Receivable balance is repaid by such Company, it becomes a Repurchase Receivable (defined below), and SunTrust, upon payment, shall transfer the Repurchase Receivable and the rights appurtenant thereto to such Company without any warranties, representations, or recourse whatsoever, other than a representation and warranty that SunTrust has not transferred the Repurchase Receivable to any other third party and that such Repurchase Receivable is not subject to any security interest, lien or encumbrance granted or created by SunTrust; provided, however, that such transfer shall not affect, and any Repurchase Receivable so transferred shall continue to be subject to, the security interest granted pursuant to Section 8.3 of this Agreement. In the event such Company pays SunTrust the amount necessary when added to other sums received for such Repurchase Receivable, equal to the Invoice Amount (less applicable Adjustments) of the Repurchase Receivable, then any further payments received by SunTrust thereafter on such Receivable shall be remitted to such Company or to Tech Data on behalf of such Company. This repayment obligation shall apply only as set forth in this Section 5.3. In the event that such Company repays SunTrust the entire balance owing under the Purchased Receivable as provided in this paragraph, and SunTrust receives further payments of the remaining unpaid portion of such Purchased Receivable from the Obligor, then further payments received by SunTrust on such Receivable shall be remitted to such Company or to Tech Data on behalf of such Company. SunTrust shall cooperate with such Company’s efforts to resolve and obtain payment of an Unresolved Dispute Amount.

The Servicer will direct the collection process to collect or resolve all Unresolved Dispute Amounts in accordance with the Credit and Collection Policies and Procedures.

If any Purchased Receivable shall be an amount less than that specified in the Receivables List (after giving effect to any Adjustments known on the Purchase Date) by reason of a credit issued by the selling Company or a reduction taken by an Obligor in respect of a discount or other claim, then such Company shall pay such difference to SunTrust on the next Settlement Date, or SunTrust may, at its sole option, deduct such payment from any payment due from SunTrust under this Agreement.

If any warranty made by any Company pursuant to this Agreement (including the warranties set forth in Section 7 below) in respect of any Purchased Receivables proves to have been inaccurate or false when deemed made hereunder, then without limiting SunTrust’s rights and remedies under this Agreement, such Purchased Receivables shall be repurchased by the selling Company on the next Settlement Date for the full amount thereof then owing to SunTrust in respect thereof.

If any Company owes SunTrust any amount under this Agreement, SunTrust may, in its sole discretion, deduct, offset or recoup the amount due and payable from any amount due or to become due under this Agreement from SunTrust, including without limitation, the payment of the Purchase Price of any Purchased Receivables thereafter purchased by SunTrust, in its sole discretion, without any form of prior notice, and such action shall constitute payment of the such Purchase Price for purposes of this Agreement.

Conditions to Purchase of Receivables.

Conditions to Purchases. The obligation of SunTrust to purchase the Eligible Receivables identified to SunTrust on the Initial Purchase Date, and to purchase any additional Eligible Receivables thereafter, is subject to the fulfillment, to the satisfaction of SunTrust, of each of the conditions precedent set forth below:

SunTrust shall have received a counterpart of this Agreement (or a Supplement), an Obligor Letter with respect to each Obligor, the Release, Reconveyance and Consent Letter, the Transfer and Assignment, and the Fee Letter, each of which shall be in form and substance satisfactory to SunTrust and shall be duly executed by each Company and the other parties thereto;

SunTrust shall have received each original Guaranty required under an Obligor Letter;

SunTrust shall have received satisfactory results of such UCC, judgment, pending litigation and tax lien searches as it shall deem necessary or appropriate in its sole discretion, together with any such releases and terminations (or authorizations to file such releases and terminations) with respect to any matters of record as it shall have requested;

SunTrust shall have received a Control Agreement with respect to the initial SunTrust Deposit Account, duly executed by Tech Data, Bank of America, National Association, and SunTrust, and shall have received a Control Agreement with respect to any other deposit account of a Company which shall thereafter become a SunTrust Deposit Account, duly executed by such Company, the bank with which such SunTrust Deposit Account is maintained, and SunTrust, each of which shall be in form and substance satisfactory to SunTrust;

SunTrust shall have received evidence satisfactory to it that written notice has been sent to each Obligor notifying such Obligor of the purchase by SunTrust hereunder of the Purchased Receivables and directing each such Obligor to make payment by separate ACH entry or other means of electronic funds transfer directly to the SunTrust Deposit Account;

SunTrust shall have received a certificate from the Secretary of State of the State of Florida certifying that Tech Data is validly existing and in good standing in the State of Florida, and shall have received good standing certificates from each state in which Tech Data is qualified to do business;

SunTrust shall have received certificates from the state of incorporation or formation from each Company, other than Tech Data, which is a party hereto and from each state in which such Company is qualified to do business;

SunTrust shall have received certificates from the secretary or assistant secretary of each Company, certifying such Company’s respective organizational documents, resolutions or other organizational authorizations, and certifying as to the incumbency and signatures of its respective officers or other signatories authorized to sign on behalf of such Company;

Each Company shall have furnished to SunTrust copies of such governmental or third party approvals or consents necessary to the execution of this Agreement and the performance by each Company hereunder;

SunTrust shall have received favorable opinions of counsel for the Companies, in form and substance satisfactory to SunTrust, including (i) an opinion as to the enforceability of this Agreement under New York and U.S. law, (ii) an opinion stating that the Transactions will consummate a true sale of the Eligible Receivables from each Company to SunTrust, (iii) an opinion covering other matters with respect to Tech Data and the Transactions under Florida and U.S. law, and (iii) an opinion covering other matters with respect to each Company under the law of the state of formation and U.S. law for each other Company, in each case as SunTrust may request;

SunTrust shall have received a certificate from Tech Data’s chief executive officer, chief financial officer, or treasurer certifying that all closing conditions shall have been satisfied;

No Default or Event of Default shall have occurred and be continuing;

No material adverse change shall have occurred in the financial condition, operations, business, prospects or properties of any Company since the date of this Agreement (or any Supplement) or since the date of Tech Data’s most recent financial statements;

SunTrust shall have received payment of all reasonable out-of-pocket costs and expenses of SunTrust related to the negotiation, preparation, execution and delivery of this Agreement, including but not limited to reasonable fees and expenses of legal counsel for SunTrust, sales taxes, intangibles taxes, documentary stamp taxes, records examination costs, and recording costs;

SunTrust shall have received payment of a non-refundable engagement fee pursuant to the terms of the Fee Letter; and

Each of the representations and warranties set forth in the Agreement shall be true on and as of date of each such purchase as though made on and as of such date.

Additional Conditions to Each Subsequent Purchase. The purchase by SunTrust of Eligible Receivables after the Initial Purchase Date is subject to the fulfillment, to the satisfaction of SunTrust, of each of the additional conditions precedent set forth below:

The aging percent current plus 1 to 30 days past due must be above 80% for all Companies collectively; and

The Dilution rate shall be less than or equal to six percent (6.0%) for all Companies collectively.

Warranties. At each time a Receivables List is delivered to SunTrust, on each Purchase Date, and at each time SunTrust pays the Purchase Price for any Receivables, each of Tech Data and the other Companies warrants, and shall be deemed to warrant, to SunTrust, and upon which SunTrust shall be entitled to rely strictly as a material inducement to purchase the Receivables and to enter into this Agreement, and all of which shall survive the termination of this Agreement along with the indemnification provisions provided hereunder, as follows:

Authorization. Each Company has all power and authority to execute and deliver this Agreement, to perform fully its obligations hereunder, and to consummate the Transactions. This Agreement constitutes a legal, valid and binding obligation of each Company enforceable in accordance with its terms, subject to the Bankruptcy Exception as to enforceability.

Purchased Receivables. The information in the Receivables List and otherwise provided to SunTrust in accordance with the procedures described in Section 3 is true and accurate, and, as supplemented from time to time, identifies and sets forth accurate and complete financial information with respect to each of the Receivables to be purchased as of the Purchase Date. All names, account numbers, addresses, phone numbers, key contact information and other non-financial information either in an Obligor Letter or in the Receivables List or in any written or electronic format previously approved by SunTrust that is delivered to SunTrust will be true, complete and correct in all respects as of the applicable Purchase Date as relates to each such Receivable and the applicable Obligor. The true and correct amount of the principal indebtedness, excluding any late charges or late fees, lawfully owing under each of such Receivables as of the Purchase Date is set forth in the Receivables List and in such other information and said amounts represent the balances that are lawfully owing under such Receivables, net of any credits or returns owing to Obligors or any late charges or late fees. Each Purchased Receivable has a positive balance as of the Purchase Date. No Purchased Receivables have been settled or discharged in bankruptcy or otherwise. No Purchased Receivable shall represent or include any interest charges, late fees or late charges.

Title to the Purchased Receivables. Other than with respect to the SPV Receivables, there has been no prior sale, assignment or transfer of any rights or interest in any of the Receivables to be purchased as of such Purchase Date or other Purchased Assets related thereto. Each Company is the sole owner and has good, valid, complete and freely marketable title in and to the Receivables and Purchased Assets related thereto (including, but not limited to, the related obligations thereunder) which are purchased from it by SunTrust, and none of such Receivables or Purchased Assets are subject to any Lien, other than (i) the rights and interests of SunTrust pursuant to this Agreement, and (ii) those security interests, if any, identified on Schedule 3, and all such Persons claiming such interests have executed and delivered, or authorized the filing of, releases or terminations of all such interests relating to such Receivables or other Purchased Assets in form and substance satisfactory to SunTrust. The execution and delivery of this Agreement is sufficient to transfer all rights, title and interests in and to such Receivables and other Purchased Assets related thereto (and the related obligations thereunder), and as of the Purchase Date, SunTrust will be vested with good, valid and freely assignable and marketable title in and to such Receivables and Purchased Assets related thereto (including the related obligations), free and clear of any Liens. Each Company has full right and authority to sell and assign each of such Receivables and other Purchased Assets to SunTrust pursuant to this Agreement, without the approval or consent of any Obligor or other Person.

Enforceability. For each Receivable to be purchased as of such Purchase Date, the Obligor on such Receivable (i) shall have accepted the Goods, or (ii) shall be deemed to have accepted the obligation to pay for the Goods invoiced to such Obligor and shipped to such Obligor or to such Obligor’s customers pursuant to the terms of any applicable purchase and distribution agreement. Each such Receivable and the transactions in connection with which it was created comply with all of the terms and conditions of any agreement between the selling Company and such Obligor. Each such Receivable and related Purchased Assets (and the obligations and balances owing thereunder) are the legal, valid and binding obligations of each Obligor and any surety, guarantor or other third-party credit support provider thereunder, are absolute and unconditional, arose out of a bona fide credit and business transaction entered into in the ordinary course of the business of such Company, and are duly enforceable by such Company, and as of the Purchase Date will be duly enforceable by SunTrust, in accordance with the terms of the related documents, and is not subject to any setoffs, adjustments, rescission, claims or counterclaims, except only as enforcement may be limited by a Commercial Dispute or the Bankruptcy Exception. There are no other agreements or understandings between any Company and any such Obligor or related surety, guarantor or other third-party credit support provider with respect to any of the Receivables to be purchased as of such Purchase Date (and the related obligations) except as set forth in the Purchased Assets related thereto. None of the obligations under any of such Receivables relates to any credit insurance, insurance or extended warranty programs.

Receivables. Each Receivable to be purchased by SunTrust as of such Purchase Date constitutes an Eligible Receivable as of such Purchase Date.

Compliance with Law. As relates to the Receivables to be purchased as of the Purchase Date, each Company has entered into sale transactions, extended and denied credit, created such Receivables and other Purchased Assets related thereto, and managed and used such Receivables and other Purchased Assets, in accordance with all applicable Laws. Each of the documents relating to such Receivables, in all particulars, and any acts or omissions relating to such Receivables, including, but not limited to, any credit approvals, rejections or counteroffers, disclosures, extensions of credit, application of payments, assessment and billing of indebtedness, charges or fees, account administration, collections, communications, billings, invoices, statements, notices and all other acts by each Company, with respect to such Receivables, is, and has been at all times, in compliance with all such applicable laws, rules and regulations.

Disclosure. Each Company has disclosed to SunTrust all facts or documents relating to the Receivables to be purchased as of the Purchase Date, and the other Purchased Assets related thereto that are material thereto. No warranty made by any Company as provided in this Agreement furnished or to be furnished to SunTrust pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated to make the statements herein or therein not misleading in the light of the circumstances in which they are made. There are no facts known to any Company that have not been disclosed to SunTrust that may materially affect the enforceability or collectability of such Receivables. No due diligence or investigation by or on behalf of SunTrust, or information known or imputed to SunTrust, shall in any way amend, reduce, discharge or alter any of the warranties, representations or indemnities of any Company in this Agreement or diminish, reduce, release or waive any of the rights, remedies or damages afforded to SunTrust.

Financial Statements. All financial statements and other factual information furnished to SunTrust by each Company are true and correct and do not fail to disclose any fact necessary to make such statements or information not misleading in any respect.

Litigation. As of the Purchase Date for any given Receivable, there is no Action pending or threatened against any Company relating to such Receivable to be purchased as of the Purchase Date, or the other Purchased Assets related thereto, or any collection, enforcement or use of the foregoing, and each Company does not know, or have reason to be aware, of any basis for the same. As of any date after the Purchase Date for any given Purchased Receivable, there is no Action pending or threatened against any Company relating to such Purchased Receivable or the other Purchased Assets related thereto or any collection, enforcement or use of the foregoing (other than Commercial Disputes arising in the ordinary course of business which alone or in the aggregate do not constitute a material portion of the Receivables), and each Company does not know, or have reason to be aware, of any basis for the same. No judgments, citations, fines or penalties have been entered, asserted or assessed against any Company with respect to such Receivables or other Purchased Assets related thereto. None of the Obligors or related sureties, guarantors or other third-party credit support providers have filed for protection, or been made the subject of, any voluntary or involuntary petition or filing for protection under the laws of bankruptcy, receivership or insolvency.

Absence of Default. No Event of Default has occurred and is continuing. No Event of Default has occurred under the Credit Agreement.

Advice of Counsel and Accountants. Each Company has sought legal, accounting and tax advice, independent of SunTrust, regarding the nature of the Transactions and has not relied on any statement, writing, behavior, omission, or other action by SunTrust, or its legal counsel, in its evaluation of this Agreement, including, but not limited to, the tax or accounting treatment for any of the Transactions.

Covenants.

Liability for Transfer Taxes. Each Company shall be responsible for the timely payment of, and shall indemnify and hold harmless SunTrust against, all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, license and other similar taxes, assessments and fees, arising out of or attributable to the Transactions; provided, however, that SunTrust shall be responsible for payment of its own state and federal income taxes and franchise taxes that are in the nature of income taxes.

Deliverables. At or before the Initial Purchase Date, each Company shall deliver to SunTrust (i) executed acknowledgements and consents from any Persons purporting to hold any interests in the Receivables of such Company, in form and substance satisfactory to SunTrust, together with terminations, or partial releases and authorizations for the filing of such documents in respect of any such interests, and (ii) such certificates and opinions of counsel as SunTrust may reasonably require with respect to such Company, the due authorization, execution, delivery, validity and enforceability of this Agreement and related documents, and the Transactions. Thereafter, each Company shall execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise requested by SunTrust to render effective the consummation of the Transactions, and to protect SunTrust’s interest in all Receivables.

Grant of Precautionary Security Interest; UCC Filing. The parties intend that the Transactions shall constitute a purchase and sale of the Purchased Receivables and other Purchased Assets as provided above for all purposes, and not lending transactions, and SunTrust is hereby authorized to file such UCC financing statements or comparable statements as it determines to be necessary or appropriate in order to perfect its rights, title and interests therein. Notwithstanding the foregoing, if for any reason the Transactions are deemed not to constitute such a purchase and sale transaction, then each Company intends to and does hereby grant to SunTrust a continuing first priority security interest in and to the following: (A) all Purchased Receivables and obligations of any kind arising thereunder from and after the Purchase Date thereof; (B) all other Purchased Assets; (C) all SunTrust Deposit Accounts; and (D) all proceeds of the foregoing. In addition, each Company hereby grants to SunTrust a continuing first priority security interest in and to all Receivables on which any Obligor is the account debtor, whether or not such Receivables are Purchased Receivables or Purchased Assets; provided, however, that SunTrust shall release its interest in any Receivables of an Obligor which becomes a Removed Obligor in accordance with Section 16 hereof and shall file such releases in respect of UCC financing statements as may be necessary to evidence such release. The obligations secured by such precautionary grant of a security interest and by such other grant of a security interest shall be all of the obligations whatsoever owing or deemed, after such recharacterization, to be owing by each Company to SunTrust whether now existing or hereafter created or acquired, and arising under or in connection with this Agreement or the transactions described herein or contemplated hereby, but shall not include obligations owed by any Company to SunTrust under the Credit Agreement and no proceeds of any Receivable shall be applied to repay any obligation of any Company to SunTrust under the Credit Agreement. Each Company agrees to cooperate fully with SunTrust as SunTrust may reasonably request in order to give effect to and to maintain the first priority status of the security interest granted by this Section 8.3, including, without limitation, obtaining any and all lien terminations and releases and UCC financing statement terminations and releases (containing terms acceptable to SunTrust) necessary to provide SunTrust with first lien priority with respect to the subject Receivables from and after the Closing Date. Each Company hereby authorizes SunTrust to file any UCC financing statements SunTrust deems necessary or appropriate in order to perfect the interests of SunTrust in respect of the Purchased Receivables and other Purchased Assets and all proceeds thereof. Each

Company agrees to take or refrain from taking, as the case may be, any and all actions as may be necessary to preserve the continuing interests in favor of SunTrust conveyed and granted hereunder. Each Company agrees to provide SunTrust with a duly executed Control Agreement with respect to each SunTrust Deposit Account and agrees to direct each Obligor to make all payments on each of the Receivables owed by it either to SunTrust or to a SunTrust Deposit Account for which a Control Agreement is in effect. Each Company agrees to provide SunTrust with prior written notice of any proposed change in (i) its jurisdiction of incorporation or its chief executive office or principal place of business, (ii) its corporate name, (iii) any dissolution, merger, consolidation or other corporate reorganization, or (iv) any SunTrust Deposit Account; provided, however, that no such change shall be effected before such Company has supplied SunTrust with all requested diligence items such as searches and signed copies of all releases, authorizations for filings and other documents and actions as SunTrust may reasonably determine to be necessary or appropriate to preserve and maintain at all times the perfection and priority of the rights, title and interests granted or purported to be granted to SunTrust hereunder. Each Company hereby grants SunTrust a limited power of attorney, coupled with an interest, for the purpose of endorsing in the name of such Company any instruments or checks received by SunTrust with respect to Purchased Receivables and made payable to such Company.

Servicing and Setoff. For every Purchased Receivable, except as otherwise effected in connection with resolution of any Commercial Dispute pursuant to Section 5.2 and Section 5.3, no Company will, without the prior written consent of SunTrust, (a) permit any setoff, offset, counterclaim or right to a deduction or recoupment to arise at any time, (b) assign, modify, pledge or deal with such Purchased Receivable except as expressly provided for in this Agreement, nor (c) grant any waiver, release or other indulgence, except as in accordance with the Credit and Collection Policies and Procedures to be applied by the Servicer (which procedures have been delivered and certified to SunTrust as of the date hereof) and agreed to by the parties. If any Company intends to enter into any contractual arrangement with any Obligor, other than with respect to the sale of Goods by such Company to such Obligor, or if any Obligor asserts, or has grounds to assert, any claim against any Company for any matter unrelated to the sale of Goods by such Company, such Company shall immediately notify SunTrust in writing of such matters, giving such detail as SunTrust may request.

Sale. Each Company shall properly and accurately reflect the sale of the Purchased Receivables and other Purchased Assets and the sale and transfer of their ownership to SunTrust in such Company’s Books and Records.

Weekly Sales Report. Each Company, or Tech Data acting on behalf of such Company, shall provide SunTrust with a report (“Weekly Sales Report”), no less often than once per week, describing new credit sales to the Obligors, collections with respect to Receivables, and Dilution with respect to Receivables (with sufficient detail to permit SunTrust to monitor and assess actual Dilution against historic and projected levels as determined by SunTrust), and such other information as SunTrust may reasonably request to be included in the Weekly Sales Report, all in such form and with such detail as approved by SunTrust.

Expenses and Fees. On the first day of each Renewal Term, Tech Data shall pay to SunTrust the renewal fee described in the Fee Letter. In addition, Tech Data shall pay all reasonable out-of-pocket costs and expenses of SunTrust in connection with any amendment or waiver with respect hereto which is requested by Tech Data or by any other Company and shall pay all costs of collection, including reasonable attorneys’ fees, in connection with the enforcement by SunTrust of the obligations of any Company hereunder.

Reporting Requirements. Tech Data shall provide SunTrust with copies of the financial statements described in, and at the times required under, the provisions of Article VII of the Credit Agreement, or under any successor provisions of the Credit Agreement (as amended or replaced) with respect of reporting of financial statements and other financial information. If the Credit Agreement is terminated and no replacement Credit Agreement is entered into, then Tech Data shall thereafter provide such copies of financial statements and other financial information as would have been required under the Credit Agreement as in effect immediately prior to such termination. All such financial statements shall be certified as to accuracy and completeness and conformity to generally accepted accounting principles by Tech Data’s chief executive officer, chief financial officer, controller or treasurer. In addition, Tech Data shall notify SunTrust immediately upon the occurrence of any Default or Event of Default hereunder or the occurrence of any Default or Event of Default under, and as defined in, the Credit Agreement.

Indemnification.

Each Company agrees to indemnify and hold harmless each SunTrust Indemnitee from any losses, damages, claims or complaints incurred by any SunTrust Indemnitees (including reasonable attorneys’ fees and expenses of such SunTrust Indemnitees) to the extent of and arising out of third party claims or actions due to: (i) any Company’s breach of any representations or warranties in this Agreement or its failure to comply with this Agreement; (ii) any wrongful acts or omissions by any Company or such Company’s affiliates with respect to the Purchased Receivables or other Purchased Assets; (iii) any Company’s negligence, unlawful conduct, or willful misconduct with respect to the Purchased Receivables or other Purchased Assets; (iv) the death or injury to any Person or the loss, destruction or damage to any property arising out of the design, manufacture, distribution or furnishing by any Company of any goods or services, or related warranties or services, that were the subject of the Purchased Receivables; (v) with respect to any Purchased Receivables or other Purchased Assets, any claim or complaint of a third party that any Company has breached any contract with such party or violated any laws or equitable principles, or otherwise with respect to SunTrust’s execution, delivery or performance of this Agreement. Notwithstanding the foregoing, no such indemnification shall apply with respect to any SunTrust Indemnitee to the extent that any such losses, damages, claims or complaints are the result of the gross negligence or willful misconduct of such SunTrust Indemnitee. Each Company agrees to pay all reasonable costs and expenses of SunTrust (including reasonable attorneys’ fees and expenses) incurred in connection with the enforcement of this Agreement against any Company (including in any bankruptcy or insolvency proceedings) and any applicable sales taxes, intangibles taxes, documentary stamp taxes and recording costs in respect of the Transactions.

Defaults; Status of Obligors.

The existence or occurrence of any of the following (each an “Event of Default”) shall constitute an Event of Default under this Agreement:

Tech Data (whether acting for itself or for any other Company or in its capacity as Servicer hereunder) or any other Company shall fail to pay any amount required to be paid to SunTrust in connection with Purchased Receivables under this Agreement when such amount is due and payable (including payment affected by way of the settlement procedures set forth in Section 3); or

Tech Data (whether acting for itself or for any other Company or in its capacity as Servicer hereunder) or any other Company shall default in the performance and observance of any non-monetary provision hereof, which default is incapable of remedy or, if capable of remedy, is not remedied within thirty (30) days after Tech Data or such Company obtains knowledge thereof or receives written notice of such default; or

Any Company becomes insolvent, makes an assignment for the benefit of creditors, is generally unable to pay its debts as they fall due, becomes subject to or applies for bankruptcy proceedings, is submitted to, makes, or there is made an application for any protection from its creditors or is put into forced or voluntary liquidation, or the party shall enter into any settlement or commence any proceedings under any law, regulation or decree of any applicable jurisdiction relating to reorganization, arrangement, readjustments of debts, dissolution or liquidation by reason of insolvency, whether now or hereafter in effect, and if any such action is involuntary, it is not dismissed within sixty (60) days of the date thereof; or

If any representation, warranty or other statement made herein or in any certificate, exhibit or schedule delivered by any Company hereunder (whether acting for itself or in its capacity as Servicer hereunder) is incorrect or misleading in any material respect as of the date at which it is made or deemed to be made; or

Tech Data, acting as Servicer, shall fail to comply with the provisions set forth in Section 11, and such failure is not remedied within five (5) days of the date on which SunTrust sends notice thereof to the Servicer; or

If an “Event of Default” as defined in the Credit Agreement shall occur under the Credit Agreement; or

If (i) any tax liens, or (ii) judgments in an aggregate amount exceeding $30,000,000, are entered against one or more of the Companies, and such tax liens and judgments are not stayed pending appeal, satisfied, discharged, or cancelled within a period of thirty (30) days; or

If any default or event of default shall occur under any material agreement to which any Obligor is a party, and such default or event of default is not cured or waived within a period of thirty (30) days;

If any required Guaranty is terminated or if the Guarantor under any such required Guaranty is dissolved or becomes insolvent, or a petition in bankruptcy is filed by or against such Guarantor; or

If the S&P Rating established for Tech Data shall be less than B+.

Upon the occurrence of any Event of Default, SunTrust may, in its sole and absolute discretion, do any or all of the following at any time thereafter:

cease making further purchases hereunder or, as provided in Section 12.2, otherwise terminate this Agreement;

notify each Obligor of SunTrust’s purchase of any Purchased Receivables, if any Obligor has not been previously notified;

proceed directly against any Obligors to collect or enforce any and all rights and remedies with respect to any Purchased Receivables;

require each Company to immediately repurchase from SunTrust all Repurchase Receivables previously purchased by SunTrust from such Company;

seek specific performance or damages incurred as a result of any breach of the terms, covenants and conditions contained in this Agreement by any Company;

offset or recoup against any assets, monies, funds, proceeds or other sums of, or otherwise owing to, each Company under this Agreement; and

take any other action reasonably deemed necessary by SunTrust in furtherance of any of the foregoing and the exercise of any of its remedies under this Agreement.

If any Obligor ceases to satisfy the conditions set forth in the Obligor Letter for such Obligor for continuation of its approved status, SunTrust may, in its sole and absolute discretion, take any or all of the actions described in clauses (1) through (4) of Section 10.2 with respect to such Obligor and the Purchased Receivables owing by such Obligor.

Servicing and Management of Purchased Receivables.

Prior to the occurrence of any Event of Default hereunder, Tech Data (when acting in such capacity, herein referred to as “Servicer”) shall act as “Servicer” hereunder and shall service the Purchased Receivables purchased by SunTrust hereunder. The servicing of such Purchased Receivables shall include, but not be limited to: (1) managing the collection of the Purchased Receivables and undertaking all action or all legal or other proceedings to enforce payment, (2) taking all actions necessary to request or demand that the Obligors pay Purchased Receivables if such Purchased Receivables are due and payable; and (3) administer, service and manage the collection and servicing of the Purchased Receivables in the ordinary course of business with at least the same standard of care and procedures as Tech Data uses in the servicing and management of Receivables owned by Tech Data.

The Servicer shall implement and comply in all respects with the Credit and Collection Policies and Procedures and shall perform all obligations described herein, including without limitation, those obligations described in Section 4.3 and Section 5.2 hereof.

The Servicer shall administer, service and manage the collection and servicing of the Purchased Receivables in the ordinary course of its business in compliance with all applicable laws, rules and regulations.

The Servicer shall arrange to have all payments from each Obligor sent by separate ACH entry directly to the SunTrust Deposit Account and shall not permit any payments other than payments on Purchased Receivables or other Receivables in which SunTrust has a security interest, to be included in any such ACH entry or to be deposited into the SunTrust Deposit Account.

Tech Data shall be responsible for all of the fees, costs and expenses incurred in connection with the management and collection of the Purchased Receivables, including, without limitation, the costs for litigation to resolve Commercial Disputes, but shall not be responsible for such fees, costs, or expenses where non-payment of Purchased Receivables is due solely to Financial Inability to Pay. Tech Data shall obtain or cause to be obtained all licenses, permits and regulatory approvals necessary to collect the Purchased Receivables and otherwise comply with all applicable laws, rules and regulations.

The Servicer agrees that, except as historically applied in the normal, customary and ordinary course of its business with respect to the collection of its own Receivables (and which standard of practice shall at least constitute the average level of collection practices of its industry), it will not adjust, settle, or compromise the amount due under any Purchased Receivables purchased by SunTrust pursuant to this Agreement without the prior written consent of SunTrust.

In partial consideration for its performance of its duties as Servicer, SunTrust shall assign to Tech Data, and Tech Data shall be entitled to receive and retain, all amounts from time to time paid by Bank of America, National Association (or any other depository bank where the SunTrust Deposit Account is maintained) as interest or other investment return on the funds from time to time held in the SunTrust Deposit Account. Tech Data agrees that it will report all such amounts as its income and be responsible for paying all income and other taxes in respect thereof. Amounts shall be payable monthly to Tech Data upon receipt and review by SunTrust and Tech Data of the applicable periodic statements for the SunTrust Deposit Account following the actual crediting of such amounts to the SunTrust Deposit Account.

Upon (i) thirty (30) days prior notice, or (ii) immediately upon the occurrence of any Event of Default described in Section 8.1, SunTrust may replace Tech Data (or any successor Servicer) as the Servicer. If the Servicer intends to make any change to the Credit and Collection Policies and Procedures, the Servicer shall notify SunTrust in writing giving details and an explanation of such proposed change, and unless SunTrust objects within ten (10) days of receipt of such written notice, such change shall be deemed approved by SunTrust. If SunTrust objects to such proposed change and Tech Data does not agree to not make such change, then SunTrust may immediately replace Tech Data (or any successor Servicer) as Servicer. Such replacement shall not alter, modify, limit or reduce any Company’s other responsibilities hereunder.

Termination.

The initial term of this Agreement (“Initial Term”) shall commence on the date first written above and shall continue for 364 days from the date of this Agreement, unless terminated earlier as provided in Section 12.2. After the Initial Term, this Agreement shall be automatically renewed for up to two additional 364-day terms (“Renewal Terms”) unless one of the parties hereto notifies the other in writing on or before sixty (60) days prior to the expiration of the Initial Term or the expiration date of any Renewal Term, as the case be, that such party does not elect to extend this Agreement.

This Agreement may be terminated (a) upon the expiration of its Initial Term or a Renewal Term as set forth in Section 12.1 above; (b) by mutual written agreement of the parties at any time; (c) immediately upon written notice by SunTrust following the occurrence of an Event of Default; (d) immediately upon written notice by SunTrust or any Company if it shall become unlawful for either of them to perform or comply with any one or more of their respective obligations hereunder; (e) immediately upon written notice by SunTrust in the event of a sale, reorganization or merger, substantial asset sale or transfer by any Company, unless the affected Company (including the surviving company in any merger) shall meet each of the requirements for an “additional Company” under Section 16 hereof, or (f) immediately upon any Change of Control. The parties shall cooperate, in good faith, and use their reasonable commercial efforts to minimize any adverse effects of the termination of this Agreement.

Any termination of this Agreement shall not be effective with respect to outstanding Purchased Receivables and other Purchased Assets and all related obligations and liabilities of the parties hereto with respect to such outstanding Purchased Receivables and other Purchased Assets. The parties shall continue to follow the procedures set forth in this Agreement with respect to all such Purchased Receivables and other Purchased Assets, until such time as the Receivables Balance equals zero, notwithstanding the cessation of purchases of Receivables hereunder. Notwithstanding the foregoing, if at any time any payments made by or on behalf of any Company hereunder are rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Company, or otherwise, all obligations hereunder with respect to such payments shall be reinstated as though such payment had been due but not made at such time.

Upon written request from any Company, termination of this Agreement, and final payment of all amounts due to SunTrust from all Obligors and each Company, SunTrust will (i) release its UCC financing statements with respect to its ownership interest and precautionary security interest in the Purchased Receivables and with respect to its security interest in any other Receivables, (ii) terminate any Control Agreement to which it is a party with respect to any SunTrust Deposit Account into which proceeds of Receivables have been deposited or are held, and (iii) return to Tech Data, for the account of Tech Data and each Company, or will deliver to any other Person entitled thereto, any proceeds of any Receivables, other than Purchased Receivables, in its possession.

Confidentiality. In performing its obligations pursuant to this Agreement, each party may receive from the other or have access to certain Confidential Information. All parties agree that they will reveal such Confidential Information only to those of their directors, officers, or employees (and the directors, officers or employees of any of their Affiliates) with a need to know or who are engaged in the development or maintenance of the program under this Agreement. Each party agrees not to disclose Confidential Information to any third party, except as may be necessary for that party to perform its obligations pursuant to this Agreement, including but not limited to disclosure of Confidential Information to such party’s legal counsel, accountants, and financial advisors and except to any credit rating agency on a confidential basis or as may be agreed to by the parties or as required by law or compelled by judicial process. If any party should disclose Confidential Information to a third party, such disclosing party shall cause said third party to agree to the confidentiality provisions set forth in this Section 13, unless, after the giving of reasonable prior written notice, as otherwise required or compelled by law, court order or judicial process. This Section 13 shall survive the termination of this Agreement for a period of three (3) years.

Company Guaranty. In consideration of the benefit, directly and indirectly, to each Company hereunder, each Company hereby guaranties to SunTrust the full and timely payment of, and shall be jointly and severally liable for, the obligations of each other Company hereunder, whether or not it, or one of the other Companies, is the originator of a given Receivable with respect to which such obligations have arisen, and shall include without limitation, interest accruing or that would have accrued thereon after the filing of a petition in bankruptcy or other insolvency proceeding. The obligations of each Company under its respective Company Guaranty in this Section 14 shall be unconditional and absolute, enforceable against each such Company to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, and without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by, and each Company hereby consents to, the taking, or failure to take, of each of the following actions by SunTrust, and waives notice of any thereof: (i) acceptance of its guaranty obligations with respect to obligations of the other Companies hereunder, (ii) any purchase of any Receivables under this Agreement, (iii) demand for payment, waiver of any default or any other term or condition of this Company Guaranty or this Agreement, any extension, acceptance of payment or partial payment, renewal, settlement, or compromise, (iv) any amendment, modification or supplement to this Agreement or any document or agreement related to this Agreement, the Purchased Receivables, the Transactions, or any document or agreement relating thereto; (v) release of any Company or any Guarantor, release of any security, nonperfection or invalidity of any direct or indirect security for any obligation guarantied hereunder, (vi) the invalidity or unenforceability relating to any obligation of any other Company guarantied hereunder, and (vii) any other waiver, consent or other action or inaction or circumstance which might, but for the provisions of this Section, constitute a legal or equitable discharge of any Company’s obligations hereunder. If at any time any payment on the obligations guarantied hereby is rescinded or must be otherwise restored or returned upon the insolvency or bankruptcy of a Company, each other Company’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time. Each Company represents that it is familiar with the financial condition of each of the other Companies and covenants that it will keep itself so informed. Each Company hereby agrees that it will not enforce any right of contribution or subrogation against any other Company until all obligations of all of the Companies hereunder are fully satisfied and paid in full. Each Company hereby consents to the addition of any other Company pursuant to the terms of Section 15 hereof from time to time and consents to the removal of any Obligors pursuant to the terms of Section 16 hereof from time to time. Notwithstanding any provision of this Company Guaranty to the contrary, it is intended that this Company Guaranty not constitute a “fraudulent conveyance” under any applicable insolvency laws and it shall be valid and enforceable only to the maximum extent that would not cause this Company Guaranty, or any Lien securing this Company Guaranty, to constitute a “fraudulent conveyance” and this Company Guaranty shall automatically be deemed to have been amended with respect to each affected Company accordingly at all relevant times.

Additional Companies. From time to time Tech Data may request that an additional subsidiary be permitted to become a Company hereunder and such subsidiary shall become a Company hereunder upon satisfaction of each of the following conditions: (i) such subsidiary shall (a) be a wholly-owned subsidiary of Tech Data and shall be engaged only in the business in which Tech Data is engaged as of the date hereof, (b) be organized under the laws of a state of the United States of America, (c) be in good standing in the state of its formation and in each other jurisdiction in which it is required to be qualified to do business, (d) be the owner of each of its Receivables, free and clear of all liens and encumbrances of any nature whatsoever, (e) be solvent, (f) not be subject to any material Actions, (g) be in compliance with all laws, (h) have the power and authority to enter into the Facility Agreement and perform its obligations hereunder without restriction and without any conflict with any agreement or law applicable to it, (i) be in compliance with each of its material agreements both before and after becoming a Company hereunder, and (j) provide SunTrust with its most recent financial statements and have had no material adverse change in its financial condition since the date of such statements; (ii) such subsidiary shall certify each of the foregoing items (a) through (j) to SunTrust and shall provide such information and copies of documents as SunTrust shall require in connection with each of the foregoing; (iii) such subsidiary shall duly authorize, execute and deliver a Supplement and shall duly authorize, execute and deliver such other documents, agreements, certificates and opinions as to organizational matters, authority, enforceability, and true sale as SunTrust shall require; and (iv) each of the other conditions set forth in Section 6.1 shall have been met to the satisfaction of SunTrust. Upon execution and delivery of such items, including such Supplement, such subsidiary shall become a Company hereunder with the same force and effect as if originally named as a Company herein. The execution and delivery of any Supplement adding an additional Company as a party to this Agreement and the acceptance thereof by SunTrust shall not require the consent of any other Company hereunder whether or not such additional Company meets each of the foregoing requirements. The rights and obligations of each Company hereunder shall remain in full force and effect notwithstanding the addition of any new Company as a party to this Agreement, and each Company, together with each such additional Company shall be and remain jointly and severally liable hereunder for the obligations of all Companies.

Removed Obligors. Any Obligor hereunder may be removed as an Obligor hereunder with respect to a given Company by letter agreement in the form of Exhibit B (“Removal Letter”) and, upon the satisfaction of each of the following conditions, shall become a “Removed Obligor” hereunder: (i) SunTrust shall have received a duly authorized and executed Removal Letter from each Company requesting that such Obligor be removed as an Obligor hereunder with respect to such Company, (ii) all Purchased Receivables on which such Obligor is the account debtor and which were purchased from such Company shall have been repaid in full, and (iii) no Default or Event of Default hereunder nor any Default or Event of Default under, and as defined in, the Credit Agreement shall have occurred and be continuing. SunTrust agrees to (i) release any ongoing interest hereunder in other Receivables owing by a Removed Obligor, and (ii) release or reassign to the respective Company any Guaranty (or the applicable rights and interests thereunder) in respect of the Receivables of such Removed Obligor.

Miscellaneous.

Each Company will execute whenever requested by SunTrust all documents and take such actions as SunTrust may reasonably require to vest full legal title to the Purchased Receivables and other Purchased Assets in SunTrust, including, without limitation, the filing of any UCC financing statements and a written assignment of any Guaranty. On and after each Purchase Date, each Company shall take such other actions as shall be necessary, or reasonably requested by SunTrust, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the Transactions.

Except with respect to the payment of the Purchase Price as provided in Section 3.2, SunTrust’s sole liability for a non-monetary default hereunder shall be limited to correction (to the extent reasonably correctable) of such actions, errors or omissions within the applicable cure period as provided in this Agreement. No party shall have any liability to any other party hereunder for indirect, punitive, consequential or incidental damages of any kind or nature, including, without limitation, loss of profits or damage to or loss of use of any property, any interruption or loss of service or any loss of business, howsoever caused.

This Agreement, together with exhibits, schedules and documents incorporated by reference in this Agreement, constitutes the entire agreement between the parties in connection with the purchase and sale of the Purchased Receivables, and supersedes all prior agreements, negotiations and communications on such subject matter, whether written or oral.

The Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The captions in this Agreement are for convenient reference only and are not intended as a summary of such Sections or subparts, and shall not be considered a part of this Agreement and shall not affect, limit or modify the construction or interpretation of the contents of this Agreement. All of the obligations and responsibilities of the parties as set forth in this Agreement that accrue or arise on or before the termination of this Agreement pursuant to Section 12 shall survive termination, together with all obligations and responsibilities pursuant to Sections 9, 13 and 14 hereof, and as otherwise provided in Section 12.

The Agreement may be assigned by either party only with the prior written consent of the non-assigning party, which consent may be granted or withheld in the sole discretion of the non-assigning party. In the event the Agreement is assigned without the required consent of the other party, the non-assigning party may terminate the Agreement by giving notice to the assigning party.

If any provision or portion of this Agreement is held to be invalid, illegal, void or unenforceable by reason of any rule or law, administrative order, judicial decision, public policy, or otherwise, all other provisions of this Agreement shall nevertheless remain valid and in full force and in effect, and this Agreement shall be construed as if such invalid provision was never part of this Agreement.

The Agreement and all rights and obligations hereunder, including, without limitation, matters of construction, validity and performance, shall be governed by and construed and interpreted in accordance with applicable federal law and the internal laws of the State of New York without regard to its principles of conflict of laws. It is expressly understood that changes in the performance of any party’s obligations under this Agreement necessitated by a change in interpretation of any applicable federal or state statute or regulation will not constitute a breach of this Agreement. SunTrust and each Company hereby irrevocably submit to the non-exclusive jurisdiction of the state and federal courts located in New York, New York in respect of the interpretation and enforcement of the provisions of this Agreement.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, SUNTRUST AND EACH COMPANY EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY ON ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION OR COUNTERCLAIM ARISING UNDER OR IN ANY WAY RELATED TO THIS AGREEMENT, AND UNDER ANY THEORY OF LAW OR EQUITY, WHETHER NOW EXISTING OR HEREAFTER ARISING.

No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. No delay by any party hereto in exercising any of its rights hereunder or partial or single exercise of such rights, shall operate as a waiver of that or any other right. The exercise of one or more of any party’s rights hereunder shall not be a waiver of, nor preclude the exercise of, any rights or remedies available to such party under this Agreement, in law or equity, or otherwise. Any waiver by any party of any breach or default of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach or default of any such provision, or a waiver of any right or rights under this Agreement.

Whenever notice or demand under the Agreement is given to or made upon either party by the other party, such notice or demand shall be given in writing, by courier, fax, or similar method, and such notice or demand shall be deemed to have been given when the fax, writing, or other form of notice or demand is either personally delivered to the party or delivered to the address set forth below. Either party may give notice of a change of address to which notices under this Agreement are to be sent by giving written notice thereof in the manner provided in this Section 17.10. Notwithstanding the foregoing, notice of intent to terminate the Agreement and notice of default shall be sent by certified mail, return receipt requested, by hand delivery, or by an overnight courier.

If to SunTrust:	SunTrust Bank
250 Piedmont Avenue, Suite 500
Atlanta, GA 30308
One copy to the attention of:
Peter J. Loescher, Director
One copy to the attention of:
J. Dev Maguire, Director

If to any Company:	Tech Data Corporation
5350 Tech Data Drive
Clearwater, FL 33760
Attn: Charles V. Dannewitz,
Senior Vice President, Tax and Treasurer

This Agreement may be executed in any number of separate counterparts, each of which taken together shall constitute an original and shall constitute one and the same Agreement, but it shall not be necessary to produce or account for more than one such counterpart. The signatures of duly authorized representatives of the parties executed on behalf of the parties hereto transmitted by facsimile shall constitute original signatures of the parties for all purposes. The warranties and representations of each Company and each Company’s obligations with respect to Commercial Disputes, to repurchase any Repurchase Receivables, to pay any other amount owed to SunTrust, to indemnify SunTrust and to remit any amounts due SunTrust hereunder shall survive the termination of this Agreement.

Nothing expressed or implied in this Agreement is intended nor shall be construed to confer upon or give any person other than the parties hereto or their permitted successors or assigns any rights or remedies under or by reason of this Agreement.

Nothing in this Agreement shall be deemed to create a partnership or joint venture between SunTrust and any of the Companies. Except as expressly set forth herein, none of the Companies, on the one hand, nor SunTrust, on the other hand, shall have any authority to bind or commit the other.

Each of the Companies (other than Tech Data) acknowledges and agrees that it has appointed and authorized Tech Data to act as its agent and otherwise to act on its behalf with respect to all matters hereunder, including all actions to be taken by it under this Agreement, including payments to be made or received by it and notices or information to be furnished by it and Tech Data accepts such appointment. Each such Company hereby consents to and ratifies all such actions that may at any time be taken by Tech Data pursuant to the foregoing appointment and authorization. Whenever any provision of this Agreement provides for payments to be made or received, notices to be given or received, or any other action to be taken under this Agreement, all such payments, notices and other actions shall be undertaken through Tech Data, acting on behalf of, and for the benefit of, itself and each of the other Companies, and each of such other Companies hereby agrees to cooperate with Tech Data by providing information, payments, or notices, or to otherwise provide such assistance as is required for Tech Data to comply herewith.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Trade Receivables Purchase Facility Agreement to be executed as of the day and year first above written.

TECH DATA CORPORATION		SUNTRUST BANK

By:	/s/ Charles V. Dannewitz	By:	/s/ Peter J. Loescher
Name:	Charles V. Dannewitz	Name:	Peter J. Loescher
Title:	Senior Vice President, Tax Treasurer	Title:	Director

Schedule 1 (Purchase Dates and Settlement Dates)

TECH DATA CORPORATION

RECEIVABLE SALE CUT OFF SCHEDULE

INITIAL TERM

First Invoice Date	Last Invoice Date	Report Due Date	Purchase Date and Settlement Date
	5/26/2005	5/27/2005	5/31/2005
5/27/2005	6/27/2005	6/28/2005	6/30/2005
6/28/2005	7/25/2005	7/26/2005	7/28/2005
7/26/2005	8/26/2005	8/29/2005	8/31/2005
8/29/2005	9/27/2005	9/28/2005	9/30/2005
9/28/2005	10/25/2005	10/26/2005	10/28/2005
10/26/2005	11/25/2005	11/28/2005	11/30/2005
11/28/2005	12/27/2005	12/28/2005	12/30/2005
12/28/2005	1/25/2006	1/26/2006	1/30/2006
1/26/2006	2/23/2006	2/24/2006	2/28/2006
2/24/2006	3/28/2006	3/29/2006	3/31/2006
3/29/2006	4/25/2006	4/26/2006	4/28/2006

Schedule 2

The Discount Percentage (expressed as a percentage) on the Initial Purchase Date (“Initial Discount Percentage”) shall equal             %.

The Discount Percentage (expressed as a percentage) for each Settlement Date after the Initial Purchase Date (“Settlement Date Discount Percentage”) shall be calculated as follows:

(Receivables Balance + (New Invoice Amounts-Adjustments)) x ((LIBOR + Applicable Margin) x

                                (number of days in the respective period ÷ 360)

(New Invoice Amounts-Adjustments)

The Program Fee Percentage (expressed as a percentage) shall be calculated as follows:

(LIBOR + Applicable Margin) x (number of days in the respective period ÷ 360)

Schedule 3

Third Party Interests

Tech Data Finance SPV, Inc.,

a Delaware corporation

Bank of America, National Association,

as Administrative Agent

Exhibit A

to Trade Receivables Purchase Facility Agreement

Form of Supplement

SUPPLEMENT NO. [    ] dated as of [            ] to the Trade Receivables Purchase Facility Agreement (as the same may have been previously amended, supplemented or restated, the “Agreement”) dated as of May 26, 2005, between Tech Data Corporation (“Tech Data”) and each of its subsidiaries parties thereto from time to time (Tech Data and each such subsidiary, individually, a “Company” and collectively, the “Companies”) and SunTrust Bank, a Georgia banking corporation (“SunTrust”).

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

B. SunTrust and Tech Data have entered into the Agreement in order to set forth the terms and conditions applicable to the purchase by SunTrust of Eligible Receivables as described in the Agreement. Pursuant to Section 15 of the Agreement, each subsidiary of Tech Data which is approved by SunTrust, which provides such documents, certificates and opinions as may be requested by SunTrust and which otherwise meets the requirements necessary to become a “Company,” may elect to enter into the Agreement as an additional Company (the “New Company”) by executing this Supplement.

Accordingly, SunTrust and the New Company agree as follows:

1. In accordance with Section 15 of the Agreement, the New Company by its signature below becomes a Company under the Agreement with the same force and effect as if originally named therein as a Company, and the New Company hereby (a) agrees to all the terms and provisions of the Agreement applicable to it as Company thereunder, including without limitation, the guaranty set forth in Section 14, and (b) represents and warrants that the representations and warranties made by each Company thereunder are true and correct with respect to it on and as of the date hereof. Each reference to a Company in the Agreement shall be deemed to include the New Company. The Agreement is hereby incorporated herein by reference. The New Company hereby gives its authorization, and confirms the authorization contained in the Agreement, to SunTrust to file such Uniform Commercial Code financing statements as SunTrust shall determine to be necessary or appropriate as provided in the Agreement.

2. The new Company represents and warrants to SunTrust that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms. This Supplement may be executed in counterparts each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when SunTrust shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Company and SunTrust. Delivery of an executed signature page to this Supplement by facsimile transmission, pdf, or other electronic means shall be as effective as delivery of a manually signed counterpart of this Supplement.

3. Except as expressly supplemented hereby, the Agreement shall remain in full force and effect.

4. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

5. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

6. All communications and notices hereunder shall be in writing and given as provided in the Agreement. All communications and notices hereunder to the New Company shall be given to it in care of Tech Data at the address set forth for Tech Data in the Agreement.

7. The New Company agrees to reimburse SunTrust for its out-of-pocket expenses in connection with this Supplement, including the fees, disbursements and other charges of counsel for SunTrust.

[signature page follows]

IN WITNESS WHEREOF, the New Company and SunTrust have duly executed this Supplement to the Agreement as of the day and year first above written.

[NAME OF NEW COMPANY]

By:
Name:
Title:

SUNTRUST BANK

By:
Name:
Title:

Exhibit B

to Trade Receivables Purchase Facility Agreement

Form of Obligor Letter

SunTrust Bank

250 Piedmont Ave., Suite 600

Atlanta, GA 30308

Re: Obligors under the Trade Receivables Purchase Facility Agreement dated as of May 26, 2005 by and between SunTrust Bank, Tech Data Corporation and the affiliates of Tech Data Corporation party thereto from time to time (the

“Facility Agreement”)

Ladies/Gentlemen:

This letter will evidence our agreement regarding our customer to be named as an Obligor under the Facility Agreement and certain terms with respect to our Receivables arising from our sales to such Obligor. All capitalized terms used herein and not defined herein, shall have the meanings set forth in the Facility Agreement

1. The exact legal name of the Obligor is                                 . It is a corporation/limited liability company/partnership/other, formed under the laws of the state of             .

2. The Applicable Margin with respect to Receivables arising from sales to such Obligor shall be determined as follows:

S&P Rating for such Obligor (or Guarantor, as applicable)	Applicable Margin

3. The Obligor (and Guarantor, as applicable) shall satisfy the following conditions at all times in order to continue its status as an approved Obligor:

a.	The Obligor (or Guarantor, as applicable) shall maintain an S&P Rating of or higher.

b.	The aggregate amount of Purchased Receivables outstanding at any one time owing by such Obligor shall not exceed $ , except as otherwise agreed in writing by SunTrust in its sole discretion.

[If required by SunTrust:

c.	There shall be in effect a Guaranty from covering all Eligible Receivables of the Obligor and satisfying the requirements of the Facility Agreement.]

If you are in agreement with the foregoing, please sign this letter agreement and return it to us.

Sincerely,

TECH DATA CORPORATION

By:
Name:
Title:

ACCEPTED AND AGREED THIS

DAY OF             , 200    :

SUNTRUST BANK

By:
Name:
Title:

Exhibit C

to Trade Receivables Purchase Facility Agreement

Form of Removal Letter

SunTrust Bank

250 Piedmont Ave., Suite 600

Atlanta, GA 30308

Re: Obligors under the Trade Receivables Purchase Facility Agreement dated as of May 26, 2005 by and between SunTrust Bank, Tech Data Corporation and the affiliates of Tech Data Corporation party thereto from time to time (the

“Facility Agreement”)

Ladies/Gentlemen:

This letter will evidence our agreement regarding one of our customers which was named as an Obligor under the Facility Agreement and which we now request that you remove as an Obligor under the Facility Agreement with respect to the undersigned Company. All capitalized terms used herein and not defined herein, shall have the meanings set forth in the Facility Agreement. In connection with the foregoing request, we hereby represent, warrant, covenant, and certify to you each of the following:

1. The exact legal name of the Obligor to be removed is                                         . It is a corporation/limited liability company/partnership/other, formed under the laws of the state of             .

2. All Purchased Receivables sold by us to you with respect to such Obligor have been paid to you in full. We agree to reimburse you for any amounts which you may subsequently be required to repay with respect to any payments on such Purchased Receivables.

3. No Default or Event of Default has occurred and is continuing under the Facility Agreement, and no Default or Event of Default has occurred and is continuing under, and as defined in, the Credit Agreement.

4. All conditions described in Section 16 of the Facility Agreement for an Obligor to become a “Removed Obligor” have been satisfied in full as to such Obligor.

If you are in agreement with the foregoing, please sign this letter agreement and return it to us.

Sincerely,

TECH DATA CORPORATION
or [other Company]

By:
Name:
Title:

SUNTRUST BANK

By:
Name:
Title: